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                         Liebman Goldberg & Drogin, LLP
                         591 Stewart Avenue, Suite 450
                             Garden City, NY 11530
                                  516-228-6600


November 2, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      The NETdigest.com, Inc.
         File # 1-13866


We were previously principal accountants for The NETdigest.com, Inc. and, under the date of August 22, 2000, we reported on the consolidated financial statements of The NETdigest.com, Inc. and subsidiaries as of and for the year ended May 31, 2000. As of the above date, we have not received a written and formal notice of termination as principal accountants. On October 5, 2001, a verbal discussion with the president of the registration had a joint conclusion of termination. We have read The NETdigest.com, Inc. statements included under
Item 4 of its Form 8-K dated October 25, 2000 and correspondence from the Securities and Exchange Commission to the registrant dated October 26, 23001, and the registrants' response dated November 1, 2001 (in draft form only) and are in agreement with all such statements.

Very truly yours,

/s/ Liebman Goldberg & Drogin, LLP
Liebman Goldberg & Drogin, LLP

/vm

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